Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE NASDAQ OMX GROUP, INC.

The undersigned, Joan C. Conley, Senior Vice President and Corporate Secretary of The NASDAQ OMX Group, Inc. (“Nasdaq”), a Delaware corporation, does hereby certify:

FIRST: That the name of the corporation is The NASDAQ OMX Group, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 13, 1979. The name under which Nasdaq was originally incorporated was “NASD Market Services, Inc.”

SECOND: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation further amends and restates the provisions of Nasdaq’s Restated Certificate of Incorporation filed on May 11, 2009, to read in its entirety as follows:

ARTICLE FIRST

The name of the corporation is The NASDAQ OMX Group, Inc.

ARTICLE SECOND

The address of Nasdaq’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of Nasdaq’s registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

A.	The total number of shares of Stock which Nasdaq shall have the authority to issue is Three Hundred Thirty Million (330,000,000), consisting of Thirty Million (30,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as “Common Stock”).

B.	The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of Nasdaq (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not limited to, determination of the following:

(1)	The designation of the series, which may be by distinguishing number, letter or title.

(2)	The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(4)	Dates at which dividends, if any, shall be payable.

(5)	The redemption rights and price or prices, if any, for shares of the series.

(6)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(7)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nasdaq.

(8)	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of Nasdaq or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(9)	Restrictions on the issuance of shares of the same series or of any other class or series.

(10)	The voting rights, if any, of the holders of shares of the series.

C.	1. Except as may otherwise be provided in this Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

2.	Notwithstanding any other provision of this Restated Certificate of Incorporation, but subject to subparagraph 6 of this paragraph C. of this Article Fourth, in no event shall any record owner of any outstanding Common Stock or Preferred Stock which is beneficially owned, directly or indirectly, as of any record date for the determination of stockholders entitled to vote on any matter, by a person (other than an Exempt Person) who beneficially owns shares of Common Stock and/or Preferred Stock in excess of five percent (5%) of the then-outstanding shares of stock generally entitled to vote as of the record date in respect of such matter (“Excess Shares”), be entitled or permitted to vote any Excess Shares on such matter. For all purposes hereof, any calculation of the number of shares of stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of stock of which any person is the beneficial owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of filing this Restated Certificate of Incorporation.

3.	The following definitions shall apply to this paragraph C. of this Article Fourth:

(a)	“Affiliate” shall have the meaning ascribed to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of filing this Restated Certificate of Incorporation.

(b)	A person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any securities:

(i)	which such person or any of such person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of the filing of this Restated Certificate of Incorporation;

(ii)

which such person or any of such person’s Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)	which are beneficially owned, directly or indirectly, by any other person and with respect to which such person or any of such person’s Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to (b)(ii)(B) above) or disposing of such securities; provided, however, that no person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are “beneficially owned” (as defined herein), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person.

(c)	A “person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

(d)	“Exempt Person” shall mean Nasdaq or any Subsidiary of Nasdaq, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of Nasdaq or of any Subsidiary of Nasdaq, or any entity or trustee holding stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Nasdaq or of any Subsidiary of Nasdaq.

(e)	“Subsidiary” of any person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such person, and any corporation or other entity that is otherwise controlled by such person.

(f)	The Board shall have the power to construe and apply the provisions of this paragraph C. of this Article Fourth and to make all determinations necessary or desirable to implement such provisions, including, but not limited to, matters with respect to (1) the number of shares of stock beneficially owned by any person, (2) whether a person is an Affiliate of another, (3) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (4) the application of any other definition or operative provision hereof to the given facts, or (5) any other matter relating to the applicability or effect of this paragraph C. of this Article Fourth.

4.	The Board shall have the right to demand that any person who is reasonably believed to hold of record or beneficially own Excess Shares supply Nasdaq with complete information as to (a) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own Excess Shares, and (b) any other factual matter relating to the applicability or effect of this paragraph C. of this Article Fourth as may reasonably be requested of such person.

5.	Any constructions, applications, or determinations made by the Board, pursuant to this paragraph C. of this Article Fourth, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon Nasdaq and its stockholders.

6.	Notwithstanding anything herein to the contrary, subparagraph 2 of this paragraph C. of this Article Fourth shall not be applicable to any Excess Shares beneficially owned by any person as may be approved for such exemption by the Board prior to the time such person beneficially owns more than five percent (5%) of the outstanding shares of stock entitled to vote on the election of a majority of directors at such time. The Board, however, may not approve an exemption under Section 6(b): (i) for a registered broker or dealer or an Affiliate thereof or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The Board may approve an exemption for any other stockholder if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, Nasdaq or The NASDAQ Stock Market LLC or the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

7.	In the event any provision (or portion thereof) of this paragraph C. of this Article Fourth shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this paragraph C. of this Article Fourth shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision (or portion hereof) had been stricken herefrom or otherwise rendered inapplicable, it being the intent of Nasdaq and its stockholders that each such remaining provision (or portion thereof) of this paragraph C. of this Article Fourth remains, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders that beneficially own Excess Shares, notwithstanding any such finding.

ARTICLE FIFTH

A.	The business and affairs of Nasdaq shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall be fixed from time to time by the Board.

B.	The directors (other than those directors elected by the holders of any series of Preferred Stock provided for, or fixed pursuant to the provisions of Article Fourth hereof (the “Preferred Stock Directors”)) shall be elected at an annual meeting of stockholders, or at a special meeting called for such purpose in lieu of the annual meeting, by the holders of the Voting Stock (as hereinafter defined) and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

C.	Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall only be filled by the Board. No decrease in the number of directors shall shorten the term of any incumbent director.

D.	Except for Preferred Stock Directors, any director, or the entire Board, may be removed from office at any time, but only by the affirmative vote of a majority of the outstanding shares of capital stock of Nasdaq entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

E.	During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of Nasdaq shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of Nasdaq shall automatically be reduced accordingly.

ARTICLE SIXTH

A.	A director of Nasdaq shall not be liable to Nasdaq or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

B.	Any repeal or modification of paragraph A shall not adversely affect any right or protection of a director of Nasdaq existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE SEVENTH

No action that is required or permitted to be taken by the stockholders of Nasdaq at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE EIGHTH

A.	In furtherance of, and not in limitation of, the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend or repeal the By-Laws of Nasdaq; provided, however, that the By-Laws adopted by the Board under the powers hereby conferred may be amended or repealed by the Board or by the stockholders having voting power with respect thereto, provided further that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to adopt, alter, amend or repeal any By-Law.

B.	For so long as Nasdaq shall control, directly or indirectly, The NASDAQ Stock Market LLC, any proposed adoption, alteration, amendment, change or repeal (an “amendment”) of any By-Law shall be submitted to the Board of Directors of The NASDAQ Stock Market LLC (the “Exchange Board”), and if the Exchange Board determines that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Securities and Exchange Commission (the “Commission”) before such amendment may be effective, then such amendment shall not be effective until filed with, or filed with and approved by, the Commission, as the case may be.

ARTICLE NINTH

A.	Nasdaq reserves the right to amend, alter, change, or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph C. of Article Fourth, Article Fifth, Article Seventh, Article Eighth or this Article Ninth.

B.	For so long as Nasdaq shall control, directly or indirectly, The NASDAQ Stock Market LLC, any proposed amendment of any provisions contained in this Restated Certificate of Incorporation shall be submitted to the Exchange Board, and if the Exchange Board determines that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Commission before such amendment may be effective, then such amendment shall not be filed with the Secretary of State of the State of Delaware until filed with, or filed with and approved by, the Commission, as the case may be.

ARTICLE TENTH

Nasdaq shall have perpetual existence.

ARTICLE ELEVENTH

In light of the unique nature of Nasdaq and its subsidiaries, including the status of The NASDAQ Stock Market LLC as a self regulatory organization, the Board of Directors, when evaluating (A) any tender or exchange offer or invitation for tenders or exchanges, or proposal to make a tender or exchange offer or request or invitation for tenders or exchanges, by another party, for any equity security of Nasdaq, (B) any proposal or offer by another party to (1) merge or consolidate Nasdaq or any subsidiary with another corporation or other entity, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of Nasdaq or any subsidiary, or sell or otherwise dispose of to Nasdaq or any subsidiary all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize Nasdaq, (C) any action, or any failure to act, with respect to any holder or potential holder of Excess Shares subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth, (D) any demand or proposal, precatory or otherwise, on behalf of or by a holder or potential holder of Excess Shares subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth or (E) any other issue, shall, to the fullest extent permitted by applicable law, take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent deemed relevant, (i) the potential impact thereof on the integrity, continuity and stability of Nasdaq and The NASDAQ Stock Market LLC and the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (ii) whether such would promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 24th day of January, 2014.

THE NASDAQ OMX GROUP, INC.

By:
Name: Joan C. Conley
Office: Senior Vice President and Corporate Secretary

Attached hereto as Exhibit A is a copy of the Certificate of Designation of Series A Convertible Preferred Stock of The NASDAQ OMX Group, Inc.

EXHIBIT A TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE NASDAQ OMX GROUP, INC.

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF THE NASDAQ OMX GROUP, INC.

The NASDAQ OMX Group, Inc. (the “Company”) certifies that pursuant to the authority contained in its Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the “Board”), acting by unanimous written consent, has duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Certificate of Incorporation authorizes 30,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences and rights and the qualifications, limitations and restrictions thereof, as provided herein, is hereby authorized and established as set forth in the following Certificate of Designation of Series A Convertible Preferred Stock (this “Certificate of Designation”):

Section 1. Number; Designation; Rank.

(a)	This series of convertible Preferred Stock is designated as the “Series A Convertible Preferred Stock” with par value $0.01 per share (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 2,000,000 shares.

(b)	The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:

(i)	senior in preference and priority to the common stock of the Company, par value $0.01 per share (the “Common Stock” or the “Junior Securities”); and

(ii)	on parity, without preference and priority, with each other class or series of preferred stock of the Company (collectively, the “Parity Securities”).

Section 2. Dividends. Commencing on the Shareholder Vote Date, and provided that a mandatory conversion pursuant to Section 5(a) shall not have occurred on such date, and so long as any shares of the Series A Preferred Stock remain outstanding, the Company shall pay to holders of then outstanding shares of Series A Preferred Stock cumulative dividends, accrued with respect to each share of Series A Preferred Stock on the Liquidation Preference on a daily basis and compounded quarterly, at a per annum rate equal to 12%, which shall be accreted to, and increase, the outstanding Liquidation Preference in arrears on the last day of March, June, September and December of each year (each, a “Dividend Payment Date”), commencing on the first Dividend Payment Date immediately succeeding the Shareholder Vote Date. For the avoidance of doubt, with respect to any provision of this Certificate of Designation that provides for dividends to be paid and/or to cease to accrue upon the occurrence of a specified event, dividends shall accrue through and including the day immediately preceding the day as of which such event occurs.

Section 3. Liquidation Preference.

(a)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount of Ten U.S. Dollars ($10.00) plus any accrued and unpaid dividends thereon in funds consisting of cash or cash equivalents (collectively, the “Liquidation Preference”).

(b)	If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution are insufficient to pay in full the holders of Series A Preferred Stock the amount to which they are entitled pursuant to Section 3(a) above and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series A Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)	For the purposes of this Section 3, a Fundamental Change (in and of itself) shall be deemed not to be a liquidation, dissolution or winding-up of the Company subject to this Section 3 (it being understood that an actual liquidation, dissolution or winding up of the Company in connection with a Fundamental Change will be subject to this Section 3).

Section 4. Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, the Company may not amend, modify or waive (by merger, consolidation or otherwise) the provisions of the Certificate of Incorporation, the Company’s bylaws or this Certificate of Designation in a way that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class; provided, however, that any (i) amendment (A) reducing the dividend rate, rate of accretion or manner of payment of dividends or (B) the definitions of the Dividend Payment Date, the Mandatory Redemption Date, the Liquidation Preference, the Fundamental Change Redemption Amount, the Settlement Rate or any of the defined terms used therein, (ii) increase in the number of authorized shares of Series A Preferred Stock or split, reverse split, subdivision, reclassification (other than resulting from a Fundamental Change) or combination of the Series A Preferred Stock or (iii) change to Section 3(a) or 3(b) or this Section 4 shall require the written consent of 75% of the then outstanding shares of Series A preferred Stock, voting together as a single class.

Section 5. Conversion.

Each share of Series A Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a)	Mandatory Conversion. The Company shall seek such approval of the holders of the Company’s Common Stock as may be required under law or the primary exchange listing standards applicable to the Company to permit the conversion of the Series A Preferred Stock into shares of Common Stock at the regularly scheduled 2010 annual meeting of the shareholders of the Company or at such earlier date as the Company and a majority of the holders of the Series A Preferred Stock may agree (such approval, the “Shareholder Approval” and such meeting, the “Annual Meeting”). On the date on which the Shareholder Approval is obtained (the “Conversion Date”), each of the Series A Preferred Stock will automatically, and without any further action required by any holder, be converted into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock determined by dividing the Liquidation Preference by the Reference Price (the “Settlement Rate”); provided that, for purposes of this Section 5(a), (i) if the Reference Price is less than the Floor Price, then the Settlement Rate will be the Liquidation Preference divided by the Floor Price, and (ii) if the Reference Price is greater than the Ceiling Price, then the Settlement Rate will be the Liquidation Preference divided by the Ceiling Price, in each case, with the Floor Price and the Ceiling Price being subject to appropriate adjustments set forth in Section 5(d) below.

(b)

Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall, with respect to each fractional share otherwise deliverable (and subject to the next sentence), deliver a whole share of Common Stock or pay cash (subject to compliance with all laws, rules and regulations applicable to the Company (and including, for the avoidance of doubt, any Exchange listing requirements then applicable to the Company) and any debt instruments the Company is then party to, including the Credit Agreement, dated as of February 27, 2008, among the Company, as borrower, the lenders party thereto, JP Morgan Chase, N.A., as syndication agent, and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and issuing bank), as in effect on the date of this Certificate of Designation (the “Credit Agreement”). If more than one share of Series A Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series A Preferred Stock converted by such holder at such time.

(c)	Mechanics of Conversion.

(i)	In the event of mandatory conversion pursuant to Section 5(a), the Company shall deliver as promptly as practicable (but in no event later than three (3) Business Days after the Conversion Date) written notice to each holder of the Series A Preferred Stock specifying: (A) the Conversion Date; (B) the number of shares of Common Stock to be issued in respect of each share of Series A Preferred Stock that is converted; and (C) the place or places where the shares are to be surrendered for issuance of shares of Common Stock, which date shall be as soon as practicable following the Conversion Date.

(ii)	As promptly as practicable (but in no event later than three (3) Business Days) following the later of the Conversion Date and the delivery by a holder thereof of the Series A Preferred Stock to the Company, the Company shall issue and deliver to such holder a number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, in exchange for the shares of Series A Preferred Stock. Such conversion will be deemed to have been made on the Conversion Date, and the person (as defined in Section 7) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion.

(iii)	The Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock issuable upon conversion as set forth in this Section 5, which shares of Common Stock shall be issued free of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof.

(iv)

From and after the Conversion Date, the shares of Series A Preferred Stock converted as of such Conversion Date will no longer be deemed to be outstanding, dividends will cease to accrue on the Series A Preferred Stock, and all rights of the holders of the Series A Preferred Stock will terminate except for the right to receive the number of whole shares of Common Stock issuable upon conversion thereof at the Settlement Rate then in effect and cash or whole shares in lieu of any fractional shares of Common Stock. Any shares of Series A Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired.

(v)	The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Common Stock are then listed. So long as the Common Stock into which the shares of Series A Preferred Stock are then convertible is then listed on an Exchange, the Company shall list and keep listed on such Exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(vi)	Issuances of shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any holder of shares of Series A Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

(d)	Adjustments to Floor Price and Ceiling Price. The Floor Price and the Ceiling Price shall be adjusted from time to time by the Company, without duplication with Section 7(g), as follows (each event resulting in such adjustment pursuant to this Section 5(d), an “Adjustment Event”):

(i)	Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, each of the Floor Price and the Ceiling Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying each of the Floor Price and the Ceiling Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(ii)	Statement Regarding Adjustments. Whenever either of the Floor Price or the Ceiling Price shall be adjusted as provided in this Section 5(d), the Company shall forthwith file, at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, and each of the Floor Price or the Ceiling Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at the address appearing in the Company’s records.

Section 6. Redemption.

Each share of Series A Preferred Stock is redeemable as provided in this Section 6.

(a)	Mandatory Redemption.

(i)	On the fourth (4th) anniversary of the Initial Issuance Date, or, if not a Business Day, the first Business Day thereafter (the “Mandatory Redemption Date”), the Company shall redeem, by payment in cash on such date (subject to the legal availability of funds therefor), all, but not less than all, of the outstanding shares of Series A Preferred Stock at a redemption price per share equal to the Liquidation Preference (the “Mandatory Redemption Price”).

(ii)	The Company shall deliver a notice of redemption not less than 10 nor more than 60 days prior to the Mandatory Redemption Date, addressed to the holders of record of the Series A Preferred Stock as they appear in the records of the Company as of the date of such notice. Each notice shall state the following: (A) the Mandatory Redemption Date; (B) the Mandatory Redemption Price; (C) the name of the redemption agent to whom, and the address of the place to where, the shares of Series A Preferred Stock are to be surrendered for payment of the Mandatory Redemption Price; and (D) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Mandatory Redemption Date, provided that the Mandatory Redemption Price and the dividends accrued through, and including, the day immediately preceding the Mandatory Redemption Date, shall have been paid on the Mandatory Redemption Date.

(b)	Optional Redemption.

(i)	If Shareholder Approval at the Annual Meeting is not obtained, all, but not less than all of the shares of the Series A Preferred Stock will become redeemable by the Company, by payment in cash on such applicable date, at the following applicable “Optional Redemption Price”:

(1)	110% of the Liquidation Preference for redemption occurring prior to the first anniversary of the Annual Meeting;

(2)	105% of the Liquidation Preference for redemption occurring on or after the first anniversary but prior to the second anniversary of the Annual Meeting; or

(3)	100% of the Liquidation Preference for redemption occurring on or after the second anniversary of the Annual Meeting.

(ii)	If the Company elects to redeem the Series A Preferred Stock pursuant to Section 6(b)(i), the Company shall designate the date on which Optional Redemption Date shall occur by delivering a notice of redemption not less than 10 nor more than 30 Business Days prior to the Optional Redemption Date, addressed to the holders of record of the Series A Preferred Stock as they appear in the records of the Company as of the date of such notice. Each notice must state the following: (A) the Optional Redemption Date; (B) the Optional Redemption Price; (C) the name of the redemption agent to whom, and the address of the place to where, the Series A Preferred Stock are to be surrendered for payment of the Optional Redemption Price; and (D) that dividends, if any, on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date; provided that the Optional Redemption Price and dividends accrued through, and including, the day immediately preceding the Optional Redemption Date shall have been paid on the Optional Redemption Date.

(c)	Redemption Upon a Fundamental Change.

(i)

No later than fifteen (15) Business Days after the occurrence of a Fundamental Change, the Company shall notify (such notice, the “Fundamental Change Notice”) of such occurrence each of the holders of record of the Series A Preferred Stock as they appear in the records of the Company as of the date of the Fundamental Change Notice. Upon the occurrence of a Fundamental Change, any holder of the Series A Preferred Stock may elect to require the Company (subject to the Company’s compliance with the Credit Agreement) to redeem the Series A Preferred Stock held by such holder at an amount per share of Series A Preferred Stock equal to 101% of the Liquidation Preference (the “Fundamental Change Redemption Amount”) by delivering a notice of redemption to the Company not less than 10 nor more than 30 Business Days (subject to extension to comply with applicable law) following the delivery of the Fundamental Change Notice to such holder; provided that, subject to the limitations below, the Company may elect, solely at its option, to pay the Fundamental Change Redemption Amount in cash or, to the extent permissible under the Exchange listing requirements then applicable to the Company, in shares of Common Stock (or, if applicable, Reference Property in lieu thereof). To the extent that the Company elects to pay the

Fundamental Change Redemption Amount in shares of Common Stock, the Company shall, per each share of Series A Preferred Stock, issue a number of shares of Common Stock equal to (or, if applicable and subject to the limitations below, Reference Property received by holders of the Common Stock with respect to shares of Common Stock in the Fundamental Change transaction with Fair Market Value equivalent to) 101% of the Settlement Rate (determined for the purposes of this Section 6(c)(i) (x) by substituting the date of consummation of the Fundamental Change transaction for the Conversion Date and (y) without regard to any Floor Price or Ceiling Price). In lieu of fractional shares, the Company shall, with respect to each fractional share otherwise deliverable (and subject to the next sentence), deliver a whole share of Common Stock or pay cash (subject to compliance with all laws, rules and regulations applicable to the Company (and including, for avoidance of doubt, any Exchange listing requirements then applicable to the Company and any debt instruments the Company is then party to, including the Credit Agreement). As promptly as practicable (but in no event later than two (2) Business Days) following the delivery of the notice of redemption to the Company by a holder, the Company shall redeem such holder’s shares of Series A Preferred Stock requested to be redeemed (the “Fundamental Change Redemption Date”).

(ii)	Each Fundamental Change Notice shall state the following: (A) the events causing the Fundamental Change; (B) the date of the Fundamental Change; (C) the last date on which a holder may exercise the redemption right; (D) the Fundamental Change Redemption Amount; (E) the name of the redemption agent to whom, and the address of the place to where, the Series A Preferred Stock are to be surrendered for payment of the Fundamental Change Redemption Amount; and (F) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Fundamental Change Redemption Date, provided that the Fundamental Change Redemption Amount and the dividends accrued through, and including, the day immediately preceding the Fundamental Change Redemption Date, shall have been paid on the Fundamental Change Redemption Date.

(iii)	If the holders of the Series A Preferred Stock elect to redeem the Series A Preferred Stock pursuant to Section 6(c)(i), the consummation of the redemption and the payment of the Optional Redemption Price shall be subject to the occurrence of the Fundamental Change.

(iv)

In the case of any Fundamental Change in connection with which holders of less than all of the shares of Series A Preferred Stock then outstanding elect to be redeemed pursuant to this Section 6(c), the Company or the entity formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Company’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, voting and other rights of the holders of Series A

Preferred Stock established herein are unchanged, except as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6(c). Lawful provision shall be made as part of the terms of such Fundamental Change to effect the foregoing.

Section 7. Additional Definitions. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a)	“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(b)	“Ceiling Price” means 120% of the Fair Market Value of Common Stock as of the Initial Issuance Date.

(c)	“Daily VWAP” for (i) the Common Stock means the per share volume-weighted average price on The NASDAQ Global Select Market as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NDAQ.UQ <equity> AQR” (or any successor page thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day and (ii) other security traded or quoted on an Exchange means the per share volume-weighted average price on such Exchange; provided that, in each case, (A) if such volume-weighted average price is unavailable, the market value of one share of the Common Stock or such other security on such Trading Day as determined in a commercially reasonable manner by the Board using a volume-weighted method and (B) Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session.

(d)	“Deemed Conversion Ratio” means, with respect to any particular date of determination, a ratio determined by dividing the Liquidation Preference as of the date as of which such determination is made by the Fair Market Value of Common Stock on the date as of which such determination is made.

(e)	“Exchange” means, with respect to the Common Stock, The NASDAQ Stock Market or any successor thereto or any other national securities exchange on which the Common Stock is listed and, with respect to other security that is listed on a national securities exchange, such exchange.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g)

“Fair Market Value” of any asset on any date of determination means the fair market value thereof as determined in good faith by the Company assuming a willing buyer and a willing seller in an arms’-length transaction; provided that with respect to any Common Stock or other security traded or quoted on an Exchange, the Fair Market Value shall be the average of the Daily VWAP of such security on such Exchange over a ten (10)

consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination (appropriately adjusted for any Adjustment Event effected in such ten (10) consecutive Trading Day period).

(h)	“Floor Price” means 80% of the Fair Market Value of Common Stock as of the Initial Issuance Date.

(i)	“Fundamental Change” means the occurrence of any of the following:

(i)	any person or group, other than the Company, its subsidiaries or the employee benefit plans of the Company or any such subsidiary, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, through purchase, merger or other acquisition transaction, of (A) 50% or more of the Common Stock or (B) shares of the Company’s capital stock entitling such person or group to exercise 50% or more of the total voting power of all shares of the Company’s capital stock that are entitled to vote generally in the election of directors;

(ii)	consummation of any share exchange, exchange offer, tender offer, consolidation, merger or similar business combination of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s subsidiaries; or

(iii)	the directors who were members of the Board on the date of this Certificate of Designation (the “Continuing Directors”), or who become directors subsequent to such date and whose election, appointment or nomination for election by the shareholders of the Company is duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board in which such directors are named as nominees for directors, cease to constitute at least a majority of the Board.

(j)	“group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(k)	“hereof,” “herein” and “hereunder” and words of similar import refer to this Certificate of Designation as a whole and not merely to any particular clause, provision, section or subsection.

(l)	“Initial Issuance Date” means the date on which the first share of Series A Preferred Stock was issued.

(m)	“Market Disruption Event” means (a) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted, as the case may be, to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. New York City time, on any Trading Day for the Common Stock for an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

(n)	“Nasdaq” means The NASDAQ Stock Market or any successor thereto.

(o)	“person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(p)	“Reference Price” means, with respect to the Conversion Date, the Fair Market Value of Common Stock as of such date.

(q)	“Reference Property” means cash, cash equivalents or publicly traded securities.

(r)	“Shareholder Vote Date” means the date on which the results of the shareholder vote occurring pursuant to Section 5(a) are determined.

(s)	“Trading Day” means a day during which trading in the Common Stock generally occurs and there is no Market Disruption Event.

Section 8. Miscellaneous. For purposes of this Certificate of Designation, the following provisions shall apply:

(a)	Status of Cancelled Shares. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all of such shares shall be cancelled, retired and eliminated from the shares that the Company is authorized to issue.

(b)	Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(c)	Impairment of Series A Preferred Stock. The Company shall not, by amendment of the Certificate of Incorporation or this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all of the provisions or this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

(d)	Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by a duly authorized officer of the Company as of October 1, 2009.

THE NASDAQ OMX GROUP, INC.

By:
Name: Joan C. Conley
Title: Corporate Secretary